EXHIBIT 19.1
NERDY INC.
AMENDED INSIDER TRADING POLICY
(effective November 1, 2023)
This memorandum sets forth the policy of Nerdy Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy and applicable laws.
PART I. OVERVIEW
A.     To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers, executives, employees and consultants and their respective “affiliates” (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”) and applies to any and all transactions by such persons in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
In addition, certain specified Insiders (and their affiliated persons) identified in the Company’s list of Designated Insider(the “Designated Insiders”) must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). The Board shall periodically review the list of Designated Insiders, and the Compliance Officer (as hereinafter defined) shall notify each person so identified of their obligations hereunder. The list of Designated Insiders may be modified from time to time to add or remove individuals as determined by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or Compliance Officer without any further action required by the Company’s Board of Directors. Generally, the Trading Procedures require the pre-clearance of all transactions in the Company’s securities by Designated Insiders.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•your Family Members (“Family Members” are (a) any of the following who reside in the same household as you: your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);
•all trusts, family partnerships, and other types of entities formed for your benefit or for the benefit of a Family Member over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations, and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.
B.     What is Prohibited by this Insider Trading Policy?
It is generally illegal for you or your Affiliated Persons to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:
•trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act (explained in Part II, Section C);
•having others trade in the Company’s securities for you;
•giving trading advice of any kind about the Company; and
•disclosing the material, nonpublic information about the Company, whether positive or negative, to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are commonly known as “tipping”).
This Insider Trading Policy does not apply to: (1) an exercise of an employee stock option when payment of the Aggregate Exercise Price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The policy does apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy also prohibits short sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”). You may not buy or sell puts, calls, or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities.
You and your Affiliated Persons may trade in Company securities only during four quarterly open trading windows. Unless otherwise advised, the four open trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. You and your Affiliated Person may be allowed to trade outside of a trading window only pursuant to a pre-approved Rule 10b5-1 Plan. The Company has adopted a separate Rule 10b5-1 Trade Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities (as explained in Part II, Section C).

C.     What is Material, Nonpublic Information?
This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Company’s Chief Legal Officer (the “Compliance Officer”) or the Compliance Officer’s designee.
“Material” Information
Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;
•financial results for a completed quarter that are known but have not yet been publicly disclosed;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures, or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a cybersecurity risk or incident, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding products, customers, suppliers, orders, contracts, or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to a public company; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the New York Stock Exchange (“NYSE”) has occurred.

For example as to the issue of material, nonpublic information only, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
D.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,479,282 (subject to periodic inflation adjustments) or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
E.How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer or the Compliance Officer’s designee. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, or employee of the Company, you should report the violation immediately to the Compliance Officer. However if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer, Chief Financial Officer, or another appropriate officer of the Company.

PART II. TRADING PROCEDURES
A.Special Trading Restrictions Applicable to Designated Insiders
In addition to the restrictions on trading in Company securities set forth above, Designated Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.Insider Trading Policy Modification
The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although a Designated Insider may not know the financial results prior to public announcement, if a Designated Insider engages in a trade before the financial results are disclosed to the public and there is adequate time for the market as a whole to absorb the information that has been disclosed, such trades may give an appearance of impropriety that could subject the Designated Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Designated Insiders may trade in Company securities only during four quarterly open trading windows and then only after obtaining pre-clearance from the Compliance Officer or the Compliance Officer’s designee in accordance with the procedures set forth below. Unless otherwise advised, the four open trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. Insiders and Designated Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below.

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by, and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Compliance Officer within two (2) business days of such delivery.
2.Prohibited Transactions
●No Trading During Special Closed Trading Windows. There are times when the Company or certain members of its board of directors, senior management, or support staff may be aware of a material, nonpublic development. Although a Designated Insider may not know the specifics of such development, if a Designated Insider engages in a trade before such development is disclosed to the public with adequate time for the market as a whole to absorb the information that has been disclosed, or it is resolved, such Designated Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by a Designated Insider during such a period could result in adverse publicity for the Company. Therefore, Designated Insiders shall not trade in Company securities if they are notified by the Compliance Officer or the Compliance Officer’s designee that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer or the Compliance Officer’s designee will subsequently notify the Designated Insiders once the material, nonpublic development is disclosed to the public with adequate time for the market as a whole to absorb the information that has been disclosed, or it is resolved, and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Designated Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Designated Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Designated Insider is aware of such development.
●No Company Securities Subject to Margin Calls. No Designated Insider may use the Company’s securities as collateral in a margin account.
●No Pledges. No Designated Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
3.    Gifts.
No Designated Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Designated Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Designated Insider can sell.
B.Designated Insiders; Pre-Clearance Procedures
No Designated Insider may trade in Company securities unless the trade has been approved by the Compliance Officer or the Compliance Officer’s designee in accordance with the procedures set forth below (other than in accordance with a 10b5-1 plan, as discussed below). The Compliance Officer or the Compliance Officer’s designee will review and either approve or prohibit any proposed trades by Designated Insiders in accordance with the procedures set forth below. As it relates to the Compliance Officer’s own trades, the Compliance Officer shall consult with the Company’s other officers and/or outside legal counsel and must receive approval for the Compliance Officer’s own trades from the Chief Executive Officer or Chief Financial Officer in order to trade in Company securities (other than in accordance with a 10b5-1 plan, as discussed below).

1.Procedures. No Designated Insider may trade in Company securities (other than in accordance with a 10b5-1 plan) until:
●The Designated Insider has notified the Compliance Officer or the Compliance Officer’s designee of the amount and nature of the proposed trade(s) using the Exhibit A Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should be received by the Compliance Officer or the Compliance Officer’s designee at least one business day prior to the intended trade date;
●The Designated Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Designated Insider is not in possession of material, nonpublic information concerning the Company;

●The Designated Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Designated Insider’s best knowledge, (a) the Designated Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
●The Compliance Officer or the Compliance Officer’s designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer or the Compliance Officer’s designee does not protect the Designated Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Designated Insiders shall provide to the Compliance Officer any documentation reasonably requested by the Designated Insider in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
3.No Obligation to Approve Trades.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Insider. The Compliance Officer may reject any trading request at the Compliance Officer’s sole discretion.
From time to time, an event may occur that is material to the Company and is known by only a few directors, executives, or certain other Insiders. Designated Insiders may not trade in Company securities if they are notified by the Compliance Officer or the Compliance Officer’s designee that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Designated Insider is not aware of the material, nonpublic development involving the Company, if any Designated Insider engages in a trade before a material, nonpublic development is disclosed to the public with adequate time for the market as a whole to absorb the information that has been disclosed, or that it is resolved, the Designated Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute, even if the Designated Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Designated Insider once the material, nonpublic development is disclosed to the public adequate time for the market as a whole to absorb the information that has been disclosed, or it has resolved. If a Designated Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
4.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer or the Compliance Officer’s designee, a Designated Insider must complete the proposed trade within two (2) business days or make a new trading request.
5.Notification of Brokers of Insider Status; Post-Trade Reporting.
Designated Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker dealers that (a) the Designated Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Designated Insider or any of their affiliates has been precleared by the Company, and (c ) the broker is able to provide transaction information to the Designated Insider and/or the Compliance Officer or the Compliance Officer’s designee on the day of a transaction. Any transactions in the Company’s securities by a Designated Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer on the same day in which such a transaction occurs. Each such report should include the date of the transaction, quantity of shares, price, and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Designated Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) approved by the Company will not be subject to the Company’s special trading windows or pre-clearance procedures, and Designated Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement, or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders and Designated Insiders to establish arrangements to trade in Company securities outside of the Company’s closed trading windows, even when in possession of material, nonpublic information. The

Company has adopted a separate Rule 10b5-1 Trade Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
●Employee Benefit Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders and Designated Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
D.    Waivers
A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or the Compliance Officer’s designee, and any such waiver shall be reported to the Company’s Board of Directors.
PART III. ACKNOWLEDGEMENT
This Insider Trading Policy will be delivered to all current Insiders and Designated Insiders and to all future directors, officers, executives, employees, and consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge receiving a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment must be returned within ten (10) days of receipt to:

Nerdy Inc.
Chris Swenson
Chief Legal Officer
101 South Hanley Road
St. Louis, MO 63105
Email: corporate@nerdy.com

    This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, executives, employees, and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or the Compliance Officer’s designee.
*    *    *
Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer or the Compliance Officer’s designee.
Adopted November 1, 2023.

EXHIBIT A
STOCK TRANSACTION REQUEST
Pursuant to Nerdy Inc.’s Insider Trading Policy, I hereby notify Nerdy Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	◻	Acquisition through employee benefit plan (please specify): ___________________________________________________________
	◻	Purchase through a broker on the open market
	◻	Other (please specify): ________________________________________
INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	◻	Sale through employee benefit plan (please specify): ___________________________________________________________
	◻	Sale through a broker on the open market
	◻	Other (please specify): ________________________________________
SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)
◻ ◻ ◻
I am not subject to Section 16 (check unless the Company has designated you as a Section 16 insider, which only applies to certain Executives).

(for Section 16 insiders) To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.

◻
I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).
◻
To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.
◻
The transaction requested is being made pursuant to an effective registration statement covering such transaction.
◻
None of the above.

CERTIFICATION
I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure and (2) proposing a transaction in contravention of the Company’s Insider Trading Policy or Trading Procedures. I understand that, if I trade while possessing such information or in violation of such policy or procedures, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company, including termination.

________________________________________ ________________________________________
Insider’s Signature Date

AUTHORIZED APPROVAL

________________________________________ ________________________________________
Signature of Compliance Officer (or designee) Date